PROMISSORY NOTE


$26,396,590                                                      Effective as of
                                                                 April 1, 1997

                  FOR VALUE RECEIVED, the undersigned, TRITON AVIATION SERVICES IV LLC, a California limited liability company having its principal office at 55 Green Street, San Francisco, California 94111 ("Borrower"), hereby promises to pay to the order of POLARIS AIRCRAFT INCOME FUND IV, a California limited partnership ("Lender"), having an office c/o General Electric Capital Aviation Services, Inc. at 201 High Ridge Road, Stamford, CT 06925, the principal amount of TWENTY-SIX MILLION THREE HUNDRED NINETY-SIX THOUSAND FIVE HUNDRED NINETY AND 00/100 DOLLARS ($26,396,590) (hereinafter referred to as the principal amount hereof), together with interest thereon (computed on the basis of a 360 day year) on the unpaid balance thereof, commencing from the effective date hereof. Interest shall accrue and be payable at a rate equal to the lesser of the maximum lawful rate under applicable law or twelve percent (12%) per annum (the "Interest Rate"). All past due installments of principal and, if permitted by applicable law, of interest, shall bear interest at a rate equal to the Interest Rate plus two percent (2%) per annum (the "Default Interest Rate"). During the existence of any Event of Default (as such term is defined in Section 5 of this Promissory Note), the entire unpaid balance of principal shall, at the option of the holder hereof, bear interest at the Default Interest Rate. Borrower agrees to pay Lender quarterly, as it accrues, interest on the principal amount hereunder. Subject to Sections 1.2 and 1.4 hereof, the principal amount hereof, together with interest at the Interest Rate, shall be payable as provided in Schedule A hereto in twenty-seven (27) quarterly payments of principal and interest payable on each March 31, June 30, September 30 and December 31, beginning June 30, 1997 and one balloon payment of all remaining principal and accrued interest on March 31, 2004. Each payment of principal and interest shall be made by wire transfer to a bank account designated by the holder to Borrower in writing.

                  The further terms and conditions of this Promissory Note are as follows:

1.0      Seller Financing; Defined Terms.

                  1.1. Borrower and Lender have entered into that certain Purchase, Assignment and Assumption Agreement (the "Purchase Agreement") dated as of April 1, 1997. This Promissory Note is given in respect of certain obligations as more fully set forth in Section 6 hereof, in connection with Borrower's acquisition of the Transferred Interests.

                  1.2. The principal amount of this Promissory Note and the principal repayments set forth on Schedule A shall be recalculated in accordance with Section 1.4 hereof to give effect to any reduction to the Purchase Price pursuant to Section 4(c) or Section 4(d)(ii) of the Purchase Agreement.

                  1.3. This Promissory Note may be prepaid in whole or in part at any time without penalty.

                  1.4. Amounts prepaid pursuant to Sections 1.3 or 3.8 hereof shall be applied on a pro rata basis to reduce all remaining payments of principal and the interest payable thereon shall be recalculated based on such reduced outstanding principal amount in accordance with a mortgage style amortization schedule determined with reference to the remaining term of this Promissory Note plus four quarters with a balloon payment due at March 31, 2004.

                  1.5. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Promissory Note) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

                  "Economic Interest" means with respect to a member of Borrower
(i) if such member's capital account is a positive amount, the percentage obtained by dividing such member's capital account by the total positive capital accounts of all members of Borrower, (ii) if such member's capital account is zero or less, a percentage equal to zero, or (iii) if the capital accounts of all members are zero or less, the percentage interest of such member in distributions of Borrower's cash flow from operations. The capital account amounts set forth in the most recently filed Federal income tax return of Borrower and the cash flow percentages set forth in Borrower's operating agreement shall be used for the foregoing determination.





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







                  "Equity Dividend Amount" means, (i) for any calendar month that ends prior to the first Effective Time to occur under the Purchase Agreement, an amount equal to $41,709, and (ii) for the calendar month in which the first Effective Time occurs under the Purchase Agreement and for each calendar month thereafter, an amount equal to $69,516 and for any period that is less than a calendar month, a proportionate amount thereof calculated using the same proportion that the number of days in such period bears to thirty days.

                  "Indebtedness" of any Person means any (i) indebtedness for borrowed money or for the deferred purchase price of property or services (but not including obligations to trade creditors incurred in the ordinary course of business that are not yet due and payable), (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (iv) capitalized lease obligations of such Person, (v) obligations guaranteeing, indemnifying, assuming, purchasing or repaying any indebtedness, lease, dividend, or other obligation of any other Person in any manner, (vi) indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, or (vii) liabilities under Title IV of ERISA (as such term is defined in Section 2.11).

                  "Letter of Credit" means an irrevocable direct-pay letter of credit issued by a bank (i) whose long term debt obligations are rated "AA" or better by Thompson's Bankwatch or (ii) that is rated "AA" or better by Standard & Poor's in the Financial Institutions Rating Service and that is payable upon presentation by the beneficiary of such Letter of Credit of a sight draft (it being understood, but without any impairment of the issuing bank's obligations under such Letter of Credit, that the beneficiary shall not present such sight draft unless (x) there has been a default under the promissory note secured by such Letter of Credit or (y) the Letter of Credit would expire within 45 days of such presentation and an extension of such expiration date shall not have been granted nor an acceptable replacement Letter of Credit been provided).

                  "Permitted Investment" means (i) any Permitted SPV Investment and (ii) (A) any evidence of Indebtedness, maturing not more than one year after its acquisition by Borrower, issued or unconditionally guaranteed by the United States Government, (B) commercial paper, maturing not more than twelve months from the date of issue, which is issued by a Person having a rating of A-1 or P-1 or the equivalent or higher from at least one of Standard & Poor's Ratings Services, Moody's Investors Service, Inc., Phoenix Duff & Phelps or Fitch

Investors Services, (C) any certificate of deposit or bankers acceptance, maturing not more than one year after its acquisition by Borrower, which is issued by a commercial banking institution organized under the laws of the United States that has a combined capital and surplus and undivided profits of not less than $250,000,000, (D) any repurchase agreement entered into with any commercial banking institution described in the foregoing clause (C) which is secured by a security interest in any obligation of a type described in any of the foregoing clauses (A) through (C), or (E) any money market account or similar investment account that invests solely in securities of the type described in clause (A), (B) or (C) of this definition.

                  "Permitted  SPV   Indebtedness"   means  any  indebtedness  of
Borrower: (i) owed to any Triton LLC, (ii) for monies borrowed solely for the purpose of (x) funding any maintenance, improvements, additions, refurbishments or modifications to any Aircraft owned, directly or indirectly, by Borrower or
(y) making payments due and owing to Lender under this Promissory Note, (iii) evidenced by a note payable to such Triton LLC on demand, bearing interest at a rate equal to the higher of 12% per annum or Bank of America's prime rate plus 2%, but not exceeding the maximum lawful rate under applicable law and (iv) guaranteed by TIL and secured by a Letter of Credit in an amount equal to the outstanding balance of such promissory note plus six months interest thereon (calculated at 10% per annum), all as provided in the Loan Guaranty.

                  "Permitted SPV Investment" means a demand loan made: (i) to any Triton LLC, (ii) solely for the purpose of (a) funding any maintenance, improvements, additions, refurbishments or modifications to any Aircraft owned, directly or indirectly, by such Triton LLC or (b) making payments due and owing to a Polaris Entity by such Triton LLC under a promissory note entered into in connection with an SPV Purchase Agreement, (iii) evidenced by a promissory note made by such Triton LLC payable to Borrower on Borrower's demand, (iv) bearing interest at a rate equal to the higher of 10% per annum or Bank of America's prime rate plus 2%, but not exceeding the maximum lawful rate under applicable law and (v) guaranteed by TIL and secured by a Letter of Credit issued in favor of Borrower in an amount equal to the outstanding balance of such promissory note plus six months interest thereon (calculated at 10% per annum).

                  "Polaris Entity" means any of Polaris Aircraft Income Fund II, Polaris Aircraft Income Fund III, Polaris Aircraft Income Fund IV, Polaris Aircraft Income Fund V or Polaris Aircraft Income Fund VI, each a California limited partnership.

                  "Qualified Holder" means (i) any Person who is Triton Management, (ii) any Triton Member or (iii) any Person with a consolidated net worth, net of minority interests and, if such Person is a natural person, exclusive of his principal residence, of an amount that is not less than the greater of (x) $3,000,000 or (y) the product of the aggregate consideration (including cash, notes or other deferred compensation) paid by such Person for all ownership interests owned by such Person in Borrower multiplied by two.

                  "SPV Purchase Agreements" means those certain Purchase, Assignment and Assumption Agreements, each by and between a Polaris Entity, as assignor, and a Triton LLC, as assignee, entered into simultaneously with the Purchase Agreement.

                  "TAL" means Triton Aviation Limited, a Bermuda corporation.

                  "TASL" means Triton Aviation Services Limited, a Bermuda corporation.

                  "TIL" means Triton Investment Limited, a Bermuda corporation.

                  "Triton   Container"  means  Triton  Container   International
Limited, a Bermuda corporation.

                  "Triton LLC" means any of Triton Aviation Services II LLC, Triton Aviation Services III LLC, Triton Aviation Services IV LLC or Triton Aviation Services V LLC, each a California limited liability company.

                  "Triton Management" means any director, officer or other member of senior management of TASL, or TIL or any Triton Member.

                  "Triton  Member" means (i) TAL, TASL and Triton  Container and
(ii) any other Person 90% or more of the ownership interest in which is held, directly or indirectly, by TIL and which Person has a consolidated net worth, net of minority interests, that is not less than the greater of (x) $3,000,000 or (y) the product of the aggregate consideration (including cash, notes or other deferred compensation) paid by such Person for all ownership interests owned by such Person in Borrower multiplied by two.

         2.0 Representations and Warranties. To induce Lender to accept this Note and extend seller financing to Borrower, Borrower hereby makes the following representations and warranties:

                  2.1. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which failure to so qualify or be in good standing would not have a material adverse effect on the business, assets, operations, prospects, or financial or other condition of Borrower (a "Material Adverse Effect")).

                  2.2. The execution, delivery and performance by Borrower of this Promissory Note are within Borrower's power, have been duly authorized by all necessary or proper limited liability company action, are not in contravention of any provision of Borrower's articles of organization, operating agreement, or any other such governing document, will not violate any law or regulation, or any order or decree of any Government Entity, will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Borrower is a party or by which Borrower or its property is bound, and do not require the consent or approval of any Person except those already obtained. This Promissory Note constitutes the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and, with respect to the enforceability of this Promissory Note, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  2.3. The pro forma balance sheet of Borrower as of May 1, 1997, a copy of which has been furnished to Lender, was prepared in accordance with generally accepted accounting principles ("GAAP") and reflects the assignment of all Transferred Interests and the seller financing transactions contemplated hereunder and under the Purchase Agreement as if they had occurred as at the date of such balance sheet and presents fairly on a pro forma basis the financial position of Borrower at such date assuming the events specified in this paragraph had actually occurred on such date. Borrower, as of the date of this Promissory Note, had no obligations, contingent liabilities or liabilities for taxes or other charges, long-term leases or unusual forward or long-term commitments which were not reflected in the aforementioned pro forma balance sheet of Borrower.

                  2.4. No dividends or other distributions have been declared, paid or made upon any membership interest (or any other equity interest) of Borrower nor have any membership interests (or any other equity interest) of Borrower been redeemed, retired, purchased or otherwise acquired for value by Borrower.

                  2.5. Borrower owns full, complete and good title to all of its properties and assets and none of its properties and assets is subject to any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or other security agreement of any kind or nature whatsoever (collectively, "Liens" and individually, a "Lien"), except Permitted Encumbrances (as defined in
Section 4.3 hereof).

                  2.6. Borrower has insurance on all its properties or assets, including, without limitation, policies of fire, theft and other casualty and liability insurance on terms and conditions and in amounts that are customary for owners of commercial aircraft. All such policies are in full force and effect and there are no defaults by any party under any provision thereof.

                  2.7. Borrower is not in default, nor is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which Borrower is a party.

                  2.8. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The obligations evidenced by this Promissory Note, the repayment thereof and the consummation of the transactions contemplated by this Promissory Note will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

                  2.9. The seller financing evidenced by this Promissory Note will be used only for the purposes contemplated hereunder and under the Purchase Agreement.

                  2.10. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower have been filed with the appropriate governmental agencies and all taxes, charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest or late charge has been paid. Borrower has paid when due and payable all taxes and other charges required to be paid by it except those contested in good faith by appropriate proceedings, with adequate reserves made in respect thereof in accordance with and to the extent required by GAAP.

                  2.11. Borrower does not maintain or contribute to and is not obligated to contribute to, and has not maintained or contributed to and was not obligated to contribute to, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  2.12. No action, claim or proceeding is now pending or threatened against Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators nor does a state of facts exist which is reasonably likely to give rise to such proceedings.

                  2.13. All representations and warranties made by Borrower in the Purchase Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of this date.

         3.0 Affirmative Covenants. Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until this Promissory Note is paid in full:

                  3.1. Borrower shall (i) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a California limited liability company and its rights; (ii) continue to conduct its business in accordance with its operating agreement and articles of organization as permitted hereunder; and (iii) at all times use its best efforts to maintain, preserve and protect, or cause to be maintained, preserved and protected, all of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear).

                  3.2. Borrower shall (i) pay and discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all amounts outstanding hereunder as and when due and payable, and (ii) except where contested, in good faith, by proper legal actions or proceedings with adequate cash reserves therefor, pay and discharge or cause to be paid and discharged promptly all (A) taxes or other charges imposed upon it, its income and profits, or any of its real or personal property, whether tangible or intangible, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

                  3.3. Borrower shall deliver to Lender (i) within 60 days after the end of each of the first three fiscal quarters of Borrower, a copy of the unaudited balance sheet of Borrower as of the end of such fiscal quarter and an unaudited statement of income and cash flow of Borrower for such fiscal quarter, all prepared in accordance with GAAP (subject to normal year end adjustment), accompanied by a certification of the chief executive officer or chief financial officer of the manager of Borrower that all such financial statements are complete and correct and present fairly, all in accordance with GAAP (subject to normal year end adjustments), the financial position, the results of operations and cash flow statements of Borrower as at the end of such quarter and for the period then ended and that no Event of Default or event which with the giving of notice or lapse of time or both would become an Event of Default (a "Default") is in existence as of such time, (ii) within 120 days after the end of each fiscal year of Borrower, a copy of the audited balance sheet of Borrower as of the end of such fiscal year and an audited statement of income and cash flow of Borrower for such fiscal year, all prepared in accordance with GAAP, accompanied by (x) a certification of the chief executive officer or chief financial officer of Borrower that all such financial statements are complete and correct and present fairly, all in accordance with GAAP, the financial position, the results of operations and the changes in financial position of Borrower as at the end of such year and for the period then ended and that no Default or Event of Default is in existence as of such time and (y) an auditor's report unqualified as to the scope of the audit and as to the Borrower being a going concern, from KPMG Peat Marwick LLP, or any other firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Lender,
(iii) copies of any documents relating to or evidencing any Permitted SPV Indebtedness incurred by or any Permitted SPV Investment made by Borrower, no later than three (3) business days after Borrower incurring or making, as applicable, any Permitted SPV Indebtedness or Permitted SPV Investment, (iv) notice that the Borrower has incurred any other Indebtedness or acquired any Permitted Investments (other than Permitted SPV Investments) no later than 30 days after Borrower incurring or making, as applicable, any such Indebtedness or Permitted Investment together with such other information about any Indebtedness or Permitted Investment as Lender may reasonably request, (v) written notice of any Keep Well proceeds received by Borrower and of any dividend or distribution declared or made by Borrower, in each case no later than three (3) business days after receipt of such proceeds or the declaration or payment of any such dividend or distribution, as applicable and (vi) written notice of any transaction by Borrower with an Affiliate setting forth the identity of each Affiliate that is a party to such transaction, the material terms of such transaction and any amounts required to be paid by, on behalf of or to Borrower in respect of such transaction.

                  3.4. Borrower shall deliver to Lender as soon as practicable, but in any event within two (2) business days after Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or facsimile notice specifying the nature of such Default, Event of Default or development or information, including the anticipated effect thereof, which notice, if telephonic, shall be promptly confirmed in writing to Lender within three (3) business days.

                  3.5. Borrower shall deliver to Lender such other information respecting Borrower's business, financial condition or prospects as Lender may, from time to time, reasonably request including, without limitation, monthly reports of the outstanding balances of accounts receivable since the last monthly report; a detailed aged trial balance of all then-existing accounts receivable by Lessee and specifying the names of account debtors and such other information relating to the accounts receivable as Lender may reasonably require; and a certificate of the gross revenues of Borrower for the preceding month. Lender and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Lender reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Lender), to inspect the properties and facilities of Borrower and to inspect, audit and make extracts from all of Borrower's records, files and books of account. Borrower shall deliver any document or instrument reasonably necessary for Lender to obtain records from any service bureau maintaining records for Borrower.

                  3.6. (a) Borrower shall, either directly or indirectly, procure and maintain insurance policies with reputable insurers, covering all of its properties or assets, including, without limitation, policies of fire, theft and other casualty and liability insurance on terms and conditions and for amounts that are customary for owners of commercial aircraft. Without limiting the foregoing, Borrower shall, directly or indirectly, procure and maintain, at all times, (i) all risk hull insurance (including the War and Allied Perils Endorsement insurance) written by recognized aircraft insurers on each Aircraft owned, directly or indirectly, by Borrower in an amount equal, at all times, to the Appraised Value of such Aircraft and (ii) comprehensive liability insurance written in an amount not less than $500,000,000. Lender shall be named as an additional insured on all such insurance policies and named as additional insured on all liability policies.

                  (b) All such policies of insurance shall provide (i) by means of endorsements or otherwise, in form and manner satisfactory to Lender, that such insurance shall not be invalidated by any action or inaction of Borrower and shall insure Lender, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Borrower; (ii) by means of endorsements or otherwise in form and manner satisfactory to Lender, that if such insurance is cancelled for any reason whatever, or any substantial change is made in the coverage which affects the interests of Lender or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to Lender for 30 days (or, in the case of any war risks or allied perils coverage, seven (7) days, or such other period as may from time to time be customarily obtainable in the industry) after receipt by Lender of written notice from such insurers of such cancellation, change or lapse; (iii) by means of endorsements or otherwise in form and manner satisfactory to Lender, that such insurers shall waive any rights of subrogation against Lender; (iv) that they are primary without right of contribution from any other insurance which is carried by Lender with respect to any Aircraft that is owned, directly or indirectly, by Borrower (or any engines or other parts thereof); and (v) that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy with and covering each insured.

                  (c) Borrower shall arrange for appropriate certification, to the reasonable satisfaction of Lender, as to the scope and existence of such insurance and the terms thereof to be made to Lender on or prior to the occurrence of the first Effective Time under the Purchase Agreement and annually thereafter, until this Promissory Note is paid in full, and thereafter not later than fourteen (14) days after the renewal date of each of the insurances by each insurer (or by a firm of independent insurance brokers of reorganized standing in the placement of similar coverage) in such form and dealing with such matters relating to the obligations of Borrower hereunder as Lender may reasonably require.

                  3.7. Borrower shall comply with all Federal, state and local laws and regulations applicable to it, including, without limitation, those relating to environmental matters and perform, within all required time periods, all of its obligations and enforce all of its rights under each agreement to which it is a party. Borrower shall not terminate or modify in any manner materially adverse to Borrower any provision of any agreement to which it is a party.

                  3.8. (a) Borrower shall make a prepayment on this Promissory Note on the terms hereinafter set forth in the event of any sale or casualty loss (each a "Prepayment Event") relating to any Aircraft or any property comprising all or any portion of any Transferred Interest acquired by Borrower pursuant to the Purchase Agreement (an "Asset") (each such Asset that is the subject of a Prepayment Event is hereinafter referred to as a "Removed Asset"); provided, however, a Prepayment Event shall not be deemed to include (i) any sale of an engine or a part if, within 45 days (with respect to engines) or 90 days (with respect to parts) after such sale, Borrower obtains a replacement for such engine or part that has the same or greater value as the engine or part that was the subject of such sale, (ii) any sale of obsolete or surplus parts, at their fair market value, to the extent that the aggregate of all such sales in a calendar year do not exceed $200,000 or (iii) any casualty loss of an engine or any part if Borrower causes such engine or part to be repaired or replaced, within 45 days (with respect to engines) or 90 days (with respect to parts) after such casualty loss, and such repaired or replaced engine or part has the same or greater value as the engine or part that was the subject of such casualty loss. If a Prepayment Event relates to a Removed Asset but relates to less than the entire Removed Asset, Borrower and Lender shall negotiate in good faith to determine the appropriate percentage of such Removed Asset that was the subject of such Prepayment Event. Such percentage shall then be multiplied by the appraised value of the entire Removed Asset (calculated immediately prior to the Prepayment Event), and the amount therefrom shall be used to calculate the Allocable Portion Percentage (as defined below) of the Removed Asset.

                  (b) The amount of the prepayment required as a result of a Prepayment Event shall be an amount equal to the greater of (1) 100% of the Allocable Portion Percentage for the Removed Asset multiplied by the then outstanding principal balance of this Promissory Note and (2) the proceeds actually received by Borrower in respect of the Removed Asset, net of any reasonable out of pocket costs and expenses incurred by Borrower in connection with such Prepayment Event (but not to exceed an amount equal to 120% of the Allocable Portion Percentage with respect to the Removed Asset multiplied by the then outstanding principal balance of this Promissory Note). The Allocable Portion Percentage shall mean, with respect to any Asset, the amount obtained by dividing the appraised value of the Asset immediately prior to the Prepayment Event by the sum of the appraised values of all Assets owned, directly or indirectly, by Borrower immediately prior to the Prepayment Event. For this purpose, appraised value of an Aircraft owned, directly or indirectly, by Borrower shall be the Appraised Value. The appraised value of any receivable that constitutes a Removed Asset shall be the aggregate outstanding amount of the principal and accrued interest and fees on such receivable as of the date of the Prepayment Event.

                  (c) Any prepayment required as a result of a Prepayment Event shall be due and payable hereunder no later than three (3) days after the date of the Prepayment Event; provided, that if such Prepayment Event is a casualty loss that is insured, the portion of the prepayment required as a result of such Prepayment Event that is payable pursuant to such insurance coverage shall be due and payable hereunder no later than the first to occur of (i) three (3) days after receipt by Borrower of such insurance coverage or (ii) 15 days after the date of the Prepayment Event. Amounts prepaid pursuant to this Section 3.8 shall be applied as provided in Section 1.4 hereof.

         4.0 Negative Covenants. Borrower covenants and agrees that, without Lender's prior written consent, from and after the date hereof and until this Promissory Note is paid in full:

                  4.1. Borrower shall not, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock or other equity interests in, or otherwise combine with, any Person (excluding the acquisition of the Transferred Interests pursuant to the Purchase Agreement), nor form any subsidiary.

                  4.2. (a) Except as otherwise expressly permitted by this Promissory Note, Borrower shall not create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness evidenced by this Promissory Note, (ii) Permitted SPV Indebtedness, (iii) Indebtedness to trade creditors incurred in the ordinary course of business that is due and payable but is being contested in good faith, by proper legal actions or proceedings, if Borrower has cash reserves on hand adequate to pay such Indebtedness, (iv) deferred taxes that are either not yet due and payable or are being contested in good faith by proper legal actions or proceedings, if Borrower has cash reserves on hand adequate to pay such deferred taxes, and (v) Indebtedness, not to exceed $25,000,000, in the aggregate, during the term of this Promissory Note that is incurred and used solely to hushkit an Aircraft that is owned, directly or indirectly, by Borrower (or to refinance any Indebtedness incurred solely to hushkit such Aircraft; provided, however, that (x) the amount of such Indebtedness does not exceed the then outstanding principal amount of the Indebtedness being so refinanced and
(y) the term of such Indebtedness does not materially extend beyond the term of the Indebtedness being so refinanced). Indebtedness incurred by Borrower to hushkit an Aircraft that is owned, directly or indirectly, by it shall not exceed the aggregate fair market value of such hushkit equipment and labor costs necessary to install such hushkit equipment on such Aircraft.

                             (b) Borrower shall not make investments in, or make
or accrue loans or advances of money through the direct or indirect holding of securities or otherwise to any Person; provided, however, that Borrower may own the Transferred Interests and may invest in Permitted Investments. Borrower shall demand payment under any Permitted SPV Investment (or any guaranty or Letter of Credit guaranteeing or securing such Permitted SPV Investment) to the extent Borrower needs funds to make any payments due to Lender under this Promissory Note.

                  4.3. Borrower shall not create or permit any Lien on any of its properties or assets except any of the following ("Permitted Encumbrances"):

(A) Liens for taxes or assessments or other governmental charges or levies, not yet due and payable, (B) Liens in favor of such Owner Trustee pursuant to a Trust Agreement or, in each case, workers', mechanics', suppliers', carriers', warehousemen's or other similar Liens arising in the ordinary course of business and securing obligations that are not yet due and payable, (C) Liens on an Aircraft securing Indebtedness of Borrower which is permitted by the terms of this Promissory Note and which is incurred solely to hushkit such Aircraft (a "Current Loan"); provided, however, that if such Current Loan constitutes an extension of credit pursuant to an existing financing facility of Borrower, Borrower may grant, to secure such Current Loan, a Lien on one or more other Aircraft if each such other Aircraft is at such time subject to a Lien that secures such existing financing facility, (D) any renewal or replacement of any Lien permitted by (C) above (in connection with refinancing of Indebtedness permitted by subsection 4.2(a)(v) hereof); provided, however, that (x) the amount of Indebtedness secured by any such renewal or replacement Lien does not exceed the then outstanding principal amount of the Indebtedness being so refinanced, (y) such renewal or replacement Lien does not spread to cover any additional asset and (z) the term of the Indebtedness secured by any such replacement Lien does not materially extend beyond the term of the Indebtedness being so refinanced; (E) leases of the Aircraft and (F) Liens on Aircraft owned, directly or indirectly, by Borrower of a type that a lessee of such Aircraft would customarily be permitted to incur and be required to remove from such Aircraft.

                  4.4. Borrower shall not issue or sell or enter into any agreement, contract or commitment to issue or sell any equity interest (other than those outstanding as of the date of this Agreement) unless, after giving effect to such issuance or sale (a) TASL shall remain the sole manager of Borrower, retaining all responsibilities and duties allocated to TASL as manager of Borrower pursuant to Borrower's operating agreement or certificate of formation and shall make no delegation or assignment to any other Person of any such responsibility or duty except as permitted thereby, (b) the number of members of Borrower (x) who are not Triton Members or Triton Management shall not exceed three (3) (y) who are Triton Management shall not exceed five (5) and
(z) who are Triton Members (excluding TAL, TASL and Triton Container) shall not exceed five (5), (c) the Triton Members shall hold, in the aggregate, at least 50% of the Economic Interests of Borrower, (d) the holder of such equity interest shall be a Qualified Holder, (e) such Qualified Holder shall expressly agree to the pledge of such Interests under the Security Agreement and to be bound by the terms and conditions thereof, and (f) after notice to Lender given pursuant to the terms of Section 10 hereof, Lender shall consent to such transfer or issuance (such consent not to be unreasonably withheld); provided, however, that if Lender does not respond to such notice within ten (10) days after receipt by Lender of such notice, such consent shall be deemed granted.

Notwithstanding the foregoing, no such issuance or sale shall be made if it would violate any applicable law or cause the Aircraft owned, directly or indirectly, by Borrower then registered under the Act no longer to be eligible for registration under the Act.

                  4.5. Borrower shall not (i) make any changes in its capital structure (including, without limitation, in the terms of its outstanding membership interests, stock or any other equity interests, as the case may be) except as permitted by Section 4.4 or (ii) amend its operating agreement or any other such governing document (other than amendments (1) with respect to allocations of (A) profits and losses, (B) tax income or gains or tax losses or any components thereof or (C) cash distributions among members or (2) to implement actions permitted under this Promissory Note, provided, however, notice of amendments to implement such actions shall be given to Lender no later than ten (10) days prior to their effectiveness).

                  4.6. Borrower shall not engage in any business or activities except to the extent permitted by Borrower's articles of organization or operating agreement.

                  4.7. Except as otherwise expressly permitted by this Promissory Note, Borrower shall not (i) pay or enter into any agreement or transaction to pay to any of its Affiliates any management, advisory, consulting, service or similar fee or any fee based on or related to Borrower's operating performance or income or any percentage thereof; or (ii) enter into any other transaction with any of its Affiliates, except (A) any agreement or transaction entered into pursuant to the reasonable requirements of Borrower's ordinary course of business and upon terms that are no less favorable to Borrower than Borrower could obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower and (B) reimbursement to TASL for the costs and expenses incurred by TASL in connection with the repair and refurbishment of the aircraft bearing manufacturer's serial numbers 19711 and 20236. Borrower shall not enter into or be a party to any transaction with any Person except for transactions entered into upon arm's length terms and conditions that are commercially reasonable and fair to Borrower. Borrower shall not enter into any employment agreements or pay any management or similar fee to any Person or become obligated to pay any Person any advisory, consulting or service fee except in accordance with the reasonable needs of Borrower's business and operations. Borrower shall not amend or agree to amend the Keep Well, the Keep Well Guaranty or the Loan Guaranty.

                  4.8. Borrower shall not make capital expenditures during the term of this Promissory Note, except for capital expenditures made to fund any maintenance, improvements, additions, refurbishments or modifications to any Aircraft owned, directly or indirectly, by Borrower.

                  4.9. (a) Borrower shall not sell, transfer, convey or otherwise dispose of any assets or properties; provided, however, that the foregoing shall not prohibit (i) transfers resulting from any casualty or condemnation of assets or properties or (ii) sales of engines or parts that do not constitute Prepayment Events pursuant to Section 3.8(a). Notwithstanding the foregoing, Borrower may, subject to Section 3.8 hereof, sell Assets without the consent of the holder of this Promissory Note if the proceeds from any such sale (net of any costs and expenses or other obligations incurred by Borrower in connection with such sale) equal or exceed 100% of the Allocable Portion Percentage for such Asset multiplied by the then outstanding balance of this Promissory Note.

                        (b) Borrower shall not sell, transfer, convey or otherwise dispose of all or any portion of any Asset for an amount (net of any costs, expenses or other obligations incurred by Borrower in connection with such sale, transfer, conveyance or disposition) less than 100% of the Allocable Portion Percentage of such Asset multiplied by the then outstanding balance of this Promissory Note without the prior written consent of the holder of this Promissory Note unless Borrower has sufficient funds available from (a) operating cash flow, exclusive of security deposits, maintenance reserves or other property held by it as collateral, (b) the issuance or sale of equity interests in Borrower, (c) sale proceeds held by it from the sale of other Aircraft owned, directly or indirectly by it, (d) funds paid to Borrower by TASL under the Keep Well if the Asset is disposed of for an amount equal to or greater than the product of (1) 90% of the Allocable Portion Percentage for such Asset multiplied by (2) the then outstanding balance of this Promissory Note, or
(e) any combination of the foregoing, which funds, when added to the proceeds of the disposition of such Asset (net of any costs and expenses or other obligations incurred by Borrower in connection with such sale, transfer, conveyance or disposition) will equal the product of (A) 100% of the Allocable Portion Percentage of such Asset multiplied by (B) the then outstanding balance of this Promissory Note. If Borrower sells, transfers, conveys or otherwise disposes of less than 100% of an Asset, the percentage interest sold, transferred, conveyed or otherwise disposed of shall be multiplied by the appraised value of the entire Asset and the product thereof shall be used to calculate the Allocable Portion Percentage of such Asset for the purposes of the immediately preceding sentence.

                  4.10. Borrower shall not (A) prepay, defease, redeem, retire or otherwise acquire any obligation or Indebtedness owed by it except as permitted by this Promissory Note, as required by Section 3.8 of this Promissory

Note or as required by any Permitted SPV Indebtedness, (B) cancel, forgive or waive any claim, debt or Indebtedness owing to it, (C) declare any dividend or other distribution or incur any liability in respect thereof, with respect to the membership interests (or any other equity interest) in Borrower other than
(1) beginning as of April 1, 1997, payable in the next following calendar month, the Equity Dividend Amount and any accrued and unpaid Equity Dividend Amount for each month thereafter, (2) amounts equal to equity contributions made pursuant to the Keep Well which have not been previously recouped through the payment of any dividend or distribution and (3) amounts equal to any reduction of the Cash Amount pursuant to Section 4(c) or Section 4(d)(ii) of the Purchase Agreement; provided, however, that during any period in which any payment under this Promissory Note is overdue or a Default has occurred and is continuing, Borrower shall not declare, pay, incur any liability in respect of or make any dividend or other distribution whatsoever but Borrower may continue to accrue a liability equal to the Equity Dividend Amount during such period and Borrower may make payments in respect of any such accrued liability so long as no amounts due and payable under this Promissory Note are overdue and no Default is continuing and provided, further, that all dividends or distributions by Borrower shall be declared, paid or made only in accordance with applicable law, or (D) incur any liability to, or engage in any purchase, redemption or retirement transaction, with respect to the membership interests (or any other equity interest) of Borrower.

                  4.11. Borrower shall not directly or indirectly enter into any employee benefit plan as defined in Section 3(3) of ERISA, nor any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance or scholarship programs.

         5.0 Events of Default. The following shall be Events of Default hereunder:

                  5.1. Borrower shall fail to make any payment of principal or interest owing in respect of this Promissory Note including, without limitation, any prepayment required pursuant to Section 3.8 hereof, when due and payable.

                  5.2. Borrower shall fail to make any payment of any other amount owing in respect of this Promissory Note within five (5) days after such other amount becomes due and payable.

                  5.3. Borrower shall fail to perform, keep or observe any of the covenants contained in Sections 3, 4 or 8 of this Promissory Note.

                  5.4. Borrower shall fail to perform, keep or observe any other provision of this Promissory Note or any provision of the Security Agreement, and the same shall remain unremedied for a period of ten (10) days after receipt of written notice thereof from Lender.

                  5.5. Any representation or warranty made herein by Borrower or in any Ancillary Agreement to which it is a party shall be untrue or incorrect in any material respect as of the date when made.

                  5.6. Any provision of the Security Agreement, the Keep Well, the Keep Well Guaranty or the Loan Guaranty shall cease to be valid and enforceable in any material respect in accordance with its terms.

                  5.7. Any Person (other than Lender) shall fail or neglect to perform, keep or observe any provision of any of the Ancillary Agreement to which it is a party, and the same shall remain unremedied for a period of ten
(10) days after receipt by such Person of written notice thereof from Lender.

                  5.8. Any other event shall have occurred which would have a Material Adverse Effect.

                  5.9. Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $297,480 shall be rendered against Borrower and the same shall not be fully covered by insurance or vacated, stayed, bonded, paid or discharged for a period of thirty
(30) days.

                  5.10. There shall occur any default under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of Borrower's property is bound (other than this Promissory Note), and such default results in the acceleration, maturity, demand or required repayment of Indebtedness or other obligations due thereunder that singly or in the aggregate exceeds $297,480.

                  5.11. Borrower shall fail to maintain insurance as required by
Section 3.6 of this Promissory Note.

                  5.12. Any of the assets (with value, individually or in the aggregate, in excess of $297,480) of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of

Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or any person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of the property of Borrower with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of any obligation which may be fraudulent under bankruptcy, fraudulent conveyance or other similar law.

                  5.13. A case or proceeding shall have been commenced against Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Borrower and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  5.14. Borrower shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or other similar law,
(ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or of any substantial part of the property of Borrower, (iii) fail generally to pay its debts as such debts become due or (iv) take any action in furtherance of the foregoing.

                  Upon the occurrence and during the continuance of any such Event of Default under Sections 5.1 through 5.11 hereof, the holder hereof may, by written notice to Borrower, declare the entire unpaid balance of this Promissory Note to be immediately due and payable, whereupon the same shall forthwith mature without presentment, demand, protest or other notice, all of which are hereby waived. Upon the occurrence and during the continuance of any Event of Default under Sections 5.12 through 5.14 hereof, this Promissory Note shall immediately mature and be due and payable without presentment, demand, protest or other notice, all of which are hereby waived.

         6.0 Purchase, Assignment and Assumption Agreement. This Promissory Note represents the Note Amount due under the Purchase Agreement in respect of the Transferred Interests.

         7.0 Security Agreement. All obligations due Lender by Borrower, including, without limitation, those evidenced by this Promissory Note, shall be secured pursuant to the Security Agreement.

         8.0 Costs and Expenses. Borrower shall reimburse Lender for all of its costs and expenses (including reasonable attorneys' fees) incurred by it in connection with the indebtedness evidenced hereby, lien searches and filings, the Security Agreement and related documents and any amendments thereto or waivers or modifications thereof; provided, however, that Borrower shall not be obligated to pay any costs or expenses (including attorney's fees) incurred by Lender in connection with preparation of this Promissory Note or any other Ancillary Agreement or any ordinary administrative costs and expenses of Lender in the absence of a default by Borrower under this Promissory Note or any other Ancillary Agreement to which it is a party. Borrower shall also reimburse Lender or any other holder hereof for all costs incurred by it (including reasonable attorneys' fees) in the enforcement or collection of any amounts due under this Promissory Note. Borrower shall indemnify and hold Lender harmless from and against all losses, claims, damages, costs and expenses, arising from the seller financing evidenced by this Promissory Note or the transactions contemplated hereby; provided, however, that such indemnity obligation shall not limit or be deemed to limit Borrower's rights under Section 13 of the Purchase Agreement.

         9.0 No Waiver. No delay, failure or omission by the holder hereof in respect of any default by Borrower to exercise any right or remedy granted to the holder hereof or allowed to the holder hereof by law shall constitute a waiver of the right to exercise such right or remedy upon any default or subsequent default.

         10.0 Notices. All notices, demands, declarations and other communications required by this Promissory Note shall be in writing and shall be effective (i) if given by facsimile, when transmitted, (ii) if given by registered or certified mail, three (3) Business Days after being deposited with the U.S. Postal Service, (iii) if given by courier, when received, or (iv) if personally delivered, when so delivered, addressed:

                  If to Borrower, to:

                             Triton Aviation Services IV LLC
                             55 Green Street, Suite 500
                             San Francisco, CA  94111
                             Attn:  President
                             Facsimile Number:  (415) 398-9184

or to such other address as Borrower shall from time to time designate in writing to Lender; and

                  If to Lender, to:

                             c/o Polaris Investment Management Corporation 201 Mission Street, 27th Floor
                             San Francisco, CA  94105
                             Attention:  President
                             Facsimile Number:  (415) 284-7460

                  With a copy to:

                             c/o Polaris Investment Management Corporation 201 High Ridge Road, 1st Floor
                             Stamford, CT  06927-4900
                             Attention:  Portfolio Management
                             Facsimile Number:  (203) 357-4585

or to such other address as Lender may from time to time designate in writing to Borrower.

         11.0 Confidentiality. Lender agrees that it shall keep confidential all information regarding Borrower that it may receive in connection with the transactions contemplated by this Promissory Note and agrees that it will only use such information in connection with such transactions and will not disclose any of such information other than (i) to its directors, officers, employees, advisors, auditors, agents or representatives who are or are expected to be involved in the evaluation of such information in connection with such transactions and who are advised of the confidential nature of such information

(and for whose compliance Lender shall be liable), (ii) to the extent such information presently is or hereafter becomes available to Lender on a non-confidential basis from a source other than Borrower, (iii) to the extent such information has been independently acquired or developed by Lender without violating any of its obligations under this Promissory Note, or (iv) to the extent disclosure is required by law, regulation or judicial order.

         12.0 Permitted Indebtedness. Lender agrees to execute from time to time a certificate verifying whether or not Lender has declared an Event of Default that is continuing as of the date of such certificate and stating the outstanding principal amount of and interest accrued on this Promissory Note as of the date of such certificate as Borrower may reasonably request in connection with incurring Indebtedness for hushkit financing that is permitted by the terms of this Promissory Note.

         13.0 No Recourse to Members. Without impairing any of the other rights, powers, privileges, liens or security interests of Lender hereunder or under any other Ancillary Agreement (which term for purposes of this Section 13.0 shall include the Purchase Agreement), Lender and each subsequent holder of this Promissory Note agrees that (i) the obligations of Borrower under this Promissory Note and the other Ancillary Agreements, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including, without limitation, obligations relating to principal, interest or any breach by Borrower of any representation, warranty, covenant or indemnity made by Borrower, shall be payable only from the assets of Borrower, and all of the statements, representations, covenants and agreements made by Borrower herein and in any other Ancillary Agreement are made and intended only for the purpose of establishing the existence of rights and remedies which can be exercised and enforced against the assets of Borrower; and (ii) no recourse shall be had with respect to any representation, warranty, covenant or indemnity made by this Promissory Note or any other Ancillary Agreement against any member of Borrower or any officer, director, employee, trustee, servant or direct or indirect controlling Person or Persons of any member, and no such Persons shall have any personal liability for any amounts payable hereunder or under any other Ancillary Agreement or for any damages for breach thereof; provided, however, nothing contained in this Section 13.0 shall be construed to limit the exercise or enforcement, in accordance with the terms hereof or any Ancillary Agreement, of rights and remedies against the assets of Borrower; and provided further, however, that nothing in this Section 13.0 shall (A) release any Person (including, without limitation, any member or the manager of Borrower) from personal liability for any obligation of such Person under any Ancillary Agreement to which it is a party, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including, without limitation, obligations relating to
(1) breach by such Person of any representation, warranty, covenant or indemnity made by such Person or (2) any actual fraud by the manager or any member of Borrower, or (B) release TIL from personal liability for any breach of its obligations under or resulting from the breach by TIL of any representation warranty, covenant or indemnity made by TIL pursuant to the Loan Guaranty or the Keep Well Guaranty or release TASL from personal liability for any of its obligations under or resulting from the breach by TASL of any representation, warranty, covenant or indemnity made by TASL pursuant to the Keep Well or the Security Agreement. For purposes of this Promissory Note and the Ancillary Agreements, the assets of Borrower shall in no event include, nor shall Lender or any subsequent holder have any recourse against or claim to, any deficit capital account owed to Borrower by a member of Borrower, except to the extent of distributions made to such member by Borrower in violation of the terms of this Promissory Note.

         14.0 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES HEREUNDER, OR UNDER THE SECURITY AGREEMENT.

         15.0 Waiver. Borrower and all endorsers and guarantors hereby severally waive demand, presentment, notice of dishonor, diligence in collection, notice of protest, notice of intent to accelerate, notice of acceleration, and agree to all extensions and partial payments before or after maturity, without prejudice to the holder of this Promissory Note.

         16.0. Governing Law. THIS PROMISSORY NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER, AND SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS.

                                            TRITON AVIATION SERVICES IV LLC

                                            By:  Triton Aviation Services
                                                    Limited, Manager



                                            By:/S/JOHN E. FLYNN
                                               ------------------------
                                            Name:  JOHN E. FLYNN
                                            Title: PRESIDENT


Accepted and Acknowledged by

POLARIS AIRCRAFT INCOME FUND IV

By:  Polaris Investment Management
         Corporation, General Partner

By:/S/MARC A. MEICHES
   ----------------------------------
Name:  MARC A. MEICHES
Title: VICE PRESIDENT

                                   SCHEDULE A

                       Principal Payments as a Percentage
                               of Original Balance

              Principal               Balloon                  Total
              Payments                Payment                Payments
              --------                -------                --------
              1.9047%                                        1.9047%
              1.9618%                                        1.9618%
              2.0207%                                        2.0207%
              2.0813%                                        2.0813%
              2.1437%                                        2.1437%
              2.2080%                                        2.2080%
              2.2743%                                        2.2743%
              2.3425%                                        2.3425%
              2.4128%                                        2.4128%
              2.4852%                                        2.4852%
              2.5597%                                        2.5597%
              2.6365%                                        2.6365%
              2.7156%                                        2.7156%
              2.7971%                                        2.7971%
              2.8810%                                        2.8810%
              2.9674%                                        2.9674%
              3.0564%                                        3.0564%
              3.1481%                                        3.1481%
              3.2426%                                        3.2426%
              3.3398%                                        3.3398%
              3.4400%                                        3.4400%
              3.5432%                                        3.5432%
              3.6495%                                        3.6495%
              3.7590%                                        3.7590%
              3.8718%                                        3.8718%
              3.9879%                                        3.9879%

                       Principal Payments as a Percentage
                               of Original Balance

              Principal               Balloon                  Total
              Payments                Payment                Payments
              --------                -------                --------

              4.1076%                                         4.1076%
              4.2308%                 18.23%                 22.4619%
              0.0000%                 0.0000%                 0.0000%
              0.0000%                 0.0000%                 0.0000%
              0.0000%                 0.0000%                 0.0000%
              0.0000%                 0.0000%                 0.0000%
              -------                 -------                 -------
              81.7689%               18.2311%                100.0000%